Exhibit 99.01

Bravo Multinational (BRVO) - El Salvador Gaming Licenses

Toronto, Canada – October 17, 2016- Bravo Multinational Incorporated (OTCQB: BRVO) reports on the completion of the purchase of the “Operational Rights” of TWO (2) land-based “Gaming and Betting Licenses” (‘Gaming’).”

International Business

On October 11, 2016, Bravo Multinational Incorporated completed the transaction in El Salvador- Central America. These licenses located in two separate municipalities in the Capital City of San Salvador are very rare and unique and are quite difficult to obtain without significant political connections.  Bravo’s management worked with the El Salvadoran associates for the past year to plan this new business venture.

Paul Parliament, CEO, states, “Bravo’s management is excited to begin this long anticipated business venture in San Salvador, El Salvador. This country has made significant progress in its efforts to attract international business, resulting in major advancements in technology, service industries, and ultra modern shopping centers (to mention a few), that would rival many in North America.  The many people we have met are welcoming and eagerly willing to assist in Bravo’s business advancement. I would like to thank them all for their cooperation and commitment.”

The Company will license these “Operational Rights” to new franchise style ‘Gaming’ operations, for which Bravo will receive monthly royalty style revenues.  These ‘Gaming’ locations will facilitate a variety of international sports betting and slot/video ‘Gaming’ venues.  BRVO also expects to add two more additional locations in the first quarter of 2017, plus plans to acquire additional licenses as they become available.

Management anticipates this new business foothold in El Salvador will lead to many future business ventures for BRVO.  Once the first two intended locations have been inspected and approved, management will provide an update on these ‘Gaming’ locations.   A US SEC FORM 8-K file is forthcoming giving full closing details.

About Bravo Multinational Incorporated:

Bravo Multinational Incorporated (OTCQB: BRVO) is a diversified Company, with its main focus on the development and expansion of the Casino Gaming Equipment holdings and Gaming related business activities throughout Central and South America. Bravo’s growth strategy, driven by partnerships, acquisitions, and new ventures should result in financially viable and profitable corporate divisions.

For further information about Bravo Multinational Incorporated, please contact, Michael Sullivan, RedChip Companies Inc., 407-644-4256 ext.115, Michael@redchip.com, www.redchip.com and www.bravomultinational.com

Bravo Multinational Incorporated cautions that the statements made in this press release and other forward looking statements made on behalf of the Company may be affected by such other factors including, but not limited to, vagaries of trade, market competition and other risks detailed herein and from time to time in the U.S. Securities and Exchange Commission filings of the Company.